EXHIBIT 99.1

CARS Reports Second Quarter 2020 Results

Double-Digit Traffic and Lead Growth Driven by Organic Strength

Growing Adoption of Buying and Selling Cars Online Plays to CARS’ Portfolio Strength

Strong Year-To-Date Cash Flow

CHICAGO, July 30, 2020 /PRNewswire/ -- Cars.com Inc. (NYSE: CARS) (“Cars.com,” “CARS” or the “Company”), a leading digital marketplace and solutions provider for the automotive industry, today released its financial results for the quarter ended June 30, 2020.

Q2 Financial Highlights

•

Revenue of $102.0 million, down $46.2 million, or 31% year over year primarily due to the invoice credits of 50% in April 2020 and 30% in May and June 2020 that we provided to our marketplace customers

•	GAAP Net Loss of $24.6 million, or $0.37 per diluted share, compared to GAAP Net Loss of $6.0 million, or $0.09 per diluted share in the prior year period
•	Adjusted Net Income of $8.0 million, or $0.12 per diluted share, compared to Adjusted Net Income of $20.0 million, or $0.30 per diluted share in the prior year period
•	Adjusted EBITDA of $23.2 million, or 23% of Revenue, down $20.3 million year over year
•	Net cash provided by operating activities of $57.6 million for the six months ended June 30, 2020
•	Free Cash Flow of $48.9 million for the six months ended June 30, 2020
•	$56.9 million of cash and cash equivalents on the balance sheet and total liquidity of $232.2 million, including availability under our revolving credit facility, as of June 30, 2020

Q2 Key Metrics Highlights

•	Average Monthly Unique Visitors of 22.8 million, up 6% year over year
•	Traffic (visits) of 144.0 million, up 10% year over year
•	Mobile Traffic was 75% of total Traffic, compared to 71% in the second quarter of 2019
•

Dealer Customers declined from 18,938 at March 31, 2020, to 18,033 at June 30, 2020, primarily due to cancellations and lower sales of marketplace customers as a result of COVID-19, partially offset by growth in digital solutions customers

•	Monthly average revenue per dealer (“ARPD”) was $1,442, down 33% year over year, primarily due to financial relief given to dealer customers in the second quarter as a result of COVID-19

Operational Highlights

•

Brand strength, heightened consumer demand and efficiencies in marketing generated double digit year over year Traffic growth with substantially lower spending, demonstrating the value and durability of the CARS brand

•	Leads increased 17% year over year in this pandemic-impacted quarter, providing greater value and ROI to dealers
•

Conversion rates, from promotional to paid, on our digital solutions were strong; Online Shopper, our digital retail tool, saw over 50% conversion and our chat tool, Conversations, had a greater than 30% conversion rate

•	Received website endorsements from Nissan and others; roll-out of GM websites began in Q2
•	Continued successful traction of FUELTM In-Market Video product, positively contributing to both revenue and ARPD
•	Named retail and technology industry financial veteran Sonia Jain as CFO; elevated seasoned executive Marita Thomas to Chief Communications Officer

“We executed extremely well in a difficult period by continuing to deliver efficient vehicle sales, industry-leading digital solutions, high-value organic traffic, and an essential online marketplace as consumers and dealers gravitate online. This quarter’s results also benefited from swift management actions taken to reduce operating expenses and strengthen our liquidity, while still providing our dealers meaningful financial support, aligned with our longstanding dealer advocacy,” said Alex Vetter, President and Chief Executive Officer of CARS.

“Although business conditions remain uncertain, we are confident in the demand for cars as a preferred mode of transport, with new and used car sales bouncing back sequentially during the quarter. This trend is likely to continue with the Centers for Disease Control’s recent advisory recommending private car use as a healthier alternative to ride sharing and mass transit. The continued traction of CARS’ solutions strategy, including our progress in launching committed GM websites, the contractual uplift from the end of affiliate conversion payments, our liquidity and the flexibility afforded by our recently amended credit agreement, enable us to enter the second half of the year from a position of relative strength.”

CARS Commitment to Equality, Diversity, Inclusion and Belonging

CARS has long embraced diversity and inclusion in its core mission and business strategy. We have further committed to making a more profound difference with tangible and sustainable actions in our company, our industry and local communities. We are focused on driving more diverse representation in our industry by partnering with the National Association of Minority Automobile Dealers (NAMAD) to advance its mission in helping Black-owned dealerships thrive through technology and retail solution-based education sessions and training; prioritizing our very important work around diversity, inclusion and belonging by creating a more diverse pipeline of talent and continuing our laser-focus on equitable hiring practices and salary structure at every level. We have also launched CARS Action, which provides volunteer resources and connections to assist our employees in helping to rebuild and revitalize under-resourced communities.

Q2 Results

Revenue for the second quarter of 2020 was $102.0 million, compared to $148.2 million in the prior year period. The decrease was primarily due to the invoice credits of 50% in April 2020 and 30% in May and June 2020 that we provided to our marketplace customers. National advertising revenue declined 17%, primarily due to higher cancellations principally due to the COVID-19 pandemic and related restrictions.

Total operating expenses for the second quarter of 2020 were $119.2 million compared to $147.2 million for the prior year period. This decrease was primarily due to our actions taken to align expenses with revenue in an uncertain COVID-19 environment driven by lower marketing spend and actions taken to reduce headcount related expenses, including temporary wage cuts, furloughing employees and a reduction in force.

Net loss for the second quarter of 2020 was $24.6 million, or $0.37 per diluted share, compared to Net loss of $6.0 million, or $0.09 per diluted share, in the second quarter of 2019. Adjusted Net Income for the second quarter of 2020 was $8.0 million, or $0.12 per diluted share, compared to $20.0 million, or $0.30 per diluted share, in the second quarter of 2019.

Adjusted EBITDA for the second quarter of 2020 was $23.2 million, or 23% of revenue, compared to $43.5 million, or 29% of revenue, for the prior year period. Lower revenue of $46.2 million was partially offset by cost control measures that resulted in $28.0 million decrease in operating expenses year over year. Additionally, the prior year period included a $6.3 million benefit from the non-cash amortization from the unfavorable contract liability associated with our Affiliate contracts.

For the second quarter, Average Monthly Unique Visitors grew 6% year over year and Traffic grew 10% year over year. Despite the reduced marketing spend, we continue to deliver strong traffic, and high-quality leads to our dealer and OEM customers due to greater efficiencies in performance marketing. Mobile traffic grew 16% year over year and accounted for 75% of total Traffic compared to 71% in the prior year.

Dealer customers were 18,033 as of June 30, 2020, a decrease of 5%, compared to 18,938 dealer customers at March 31, 2020, primarily due to COVID-related cancellations of marketplace customers and lower incremental sales partially offset by growth in digital solutions customers.

ARPD was $1,442 in the second quarter of 2020, down 33% from the prior year period. The decrease was primarily due to the invoice credits of 50% in April 2020 and 30% in May and June 2020 that we provided to our marketplace customers.

“We are pleased with how well we performed during this difficult period. Our performance demonstrates the value of our brand strength, organic traffic delivery and diversified revenue streams,” said Sonia Jain, Chief Financial Officer of CARS.

She continued, “We believe that the operating environment may remain uncertain given the continuing COVID-19 pandemic. We demonstrated a commitment to implementing cost efficiencies in Q2 and remain focused on maximizing free cash flow.  However, we will reinvest in the business through increased marketing spend and selective hiring to drive growth in the second half.”

Cash Flow and Balance Sheet

Net cash provided by operating activities for the six-month period ended June 30, 2020 was $57.6 million, compared to $50.8 million in the prior year. Free Cash Flow for the six-month period ended June 30, 2020, was $48.9 million, compared to $41.4 million in the same period last year.

We also secured substantial liquidity and balance sheet flexibility through an amendment to our credit facility which waives our net leverage and interest coverage covenants for the remainder of 2020.

Cash and cash equivalents was $56.9 million and debt outstanding was $646.3 million as of June 30, 2020. Net leverage at June 30, 2020 was 4.1x. Under the terms of our amended credit facility, our net leverage and interest coverage ratios are waived for the balance of 2020.

Outlook

The effects of the COVID-19 pandemic have and will continue to negatively impact our results of operations, cash flow and financial position; however, the extent of the impact remains highly uncertain and depends on the duration of the pandemic, any subsequent resurgence and severity of the measures taken to address the pandemic and the resulting economic consequences. Accordingly, on March 23, 2020, the Company suspended its 2020 guidance.

Q2 Earnings call

As previously announced, management will hold a conference call and webcast today at 9:00 a.m. Central Time. This webcast may be accessed at investor.cars.com. A replay of the webcast and the slideshow will be available at this website following the conclusion of the call until August 13, 2020.

About CARS

CARS is a leading digital marketplace and solutions provider for the automotive industry that connects car shoppers with sellers. Launched in 1998 with the flagship marketplace Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-

to-buy shoppers, increase inventory turn and gain market share. In 2018, CARS acquired Dealer Inspire®, an innovative technology company building solutions that future-proof dealerships with more efficient operations, a faster and easier car buying process, and connected digital experiences that sell and service more vehicles.

CARS properties include Cars.com, DealerRater®, DealerInspire®, Auto.com™, PickupTrucks.com™ and NewCars.com®. For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Net Income per diluted share and Free Cash Flow. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). These financial measures are presented as supplemental measures of operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. In addition, we use Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under our credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by our lenders, securities analysts, investors and other interested parties to evaluate companies in our industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see “Non-GAAP Reconciliations” below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

We define Adjusted EBITDA as net income (loss) before (1) interest expense (income), net, (2) income tax expense (benefit), (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments related to derivative instruments, and (7) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of Adjusted EBITDA.

We define Adjusted Net Income as net income (loss) excluding the after-tax impact of (1) amortization of intangible assets, (2) stock-based compensation expense, (3) unrealized mark-to-market adjustments related to derivative instruments, and (4) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of Adjusted Net Income.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation and other incremental costs associated with integration projects.

We define Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software and website development costs.

Key Metric Definitions

Traffic (Visits). Traffic is fundamental to our business. Traffic to the CARS network of websites and mobile apps provides value to our advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, we monitor activity on our properties, allowing us to innovate and refine our consumer-facing offerings. Traffic is defined as the number of visits to CARS desktop and mobile properties (responsive sites and mobile apps), measured using Adobe Analytics. Traffic does not include traffic to Dealer Inspire websites. Visits refers to the number of times visitors accessed CARS properties during the period, no matter how many visitors make up those visits. Traffic provides an indication of our consumer reach. Although our consumer reach does not directly result in revenue, we believe our ability to reach in-market car shoppers is attractive to our dealer customers and national advertisers.

Average Monthly Unique Visitors (“UVs”). Growth in unique visitors and consumer traffic to our network of websites and mobile apps increases the number of impressions, clicks, leads and other events we can monetize to generate revenue. We define UVs in a given month as the number of distinct visitors that engage with our platform during that month. Visitors are identified when a user first visits an individual CARS property on an individual device/browser combination or installs one of our mobile apps on an individual device. If a visitor accesses more than one of our web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts towards the number of UVs. UVs do not include Dealer Inspire UVs. We measure UVs using Adobe Analytics.

Dealer Customers. Dealer Customers represent dealerships using our products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer.

Average Revenue Per Dealer (“ARPD”). We believe our ability to grow ARPD is an indicator of the value proposition of our products. We define ARPD as Direct retail revenue during the period divided by the monthly average number of direct Dealer Customers during the same period.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning the impact of the COVID-19 pandemic on our industry, our dealer customers and our results of operations, our business strategies, strategic alternatives, plans and objectives, market potential, outlook, trends, future financial performance, planned operational and product improvements, potential strategic transactions, liquidity, including expense reduction and draws from our revolving credit facility, and other matters and involve known and unknown risks that are difficult to predict. As a result, our actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “outlook,” “intend,” “strategy,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal” or similar expressions. Forward-looking statements are based on our current expectations, beliefs, strategies, estimates, projections and assumptions, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, current developments regarding the COVID-19 pandemic and other factors we think are appropriate. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are expressed in good faith and we believe these judgments are reasonable. However, you should understand that these statements are not guarantees of strategic action, performance or results. Our actual results and strategic actions could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see our Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and our other filings with the Securities and Exchange Commission, available on our website at

investor.cars.com or via EDGAR at www.sec.gov. All forward-looking statements contained in this press release are qualified by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to us and speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

CARS Investor Relations Contact:

Kamal Hamid

khamid@cars.com

312.601.5110

CARS Media Contact:

Marita Thomas

mthomas@cars.com

312.601.5692

Source: Cars.com Inc.

###

Cars.com Inc.
Consolidated Statements of Loss
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Direct	$83,242	$111,190	$208,603	$226,284
National advertising	16,021	19,296	35,414	39,591
Other	2,746	3,624	6,086	7,573
Retail	102,009	134,110	250,103	273,448
Wholesale	—	14,097	—	28,957
Total revenue	102,009	148,207	250,103	302,405
Operating expenses:
Cost of revenue and operations	22,912	24,319	48,942	49,898
Product and technology	12,031	15,339	26,904	33,202
Marketing and sales	32,036	53,740	86,958	114,083
General and administrative	16,460	21,963	30,577	45,851
Affiliate revenue share	4,601	2,176	10,970	4,630
Depreciation and amortization	31,193	29,666	62,154	57,791
Goodwill and intangible asset impairment	—	—	905,885	—
Total operating expenses	119,233	147,203	1,172,390	305,455
Operating (loss) income	(17,224)	1,004	(922,287)	(3,050)
Nonoperating expense:
Interest expense, net	(7,924)	(7,711)	(15,450)	(15,277)
Other income (expense), net	557	9	(8,944)	128
Total nonoperating expense, net	(7,367)	(7,702)	(24,394)	(15,149)
Loss before income taxes	(24,591)	(6,698)	(946,681)	(18,199)
Income tax expense (benefit)	53	(672)	(134,603)	(3,142)
Net loss	$(24,644)	$(6,026)	$(812,078)	$(15,057)
Weighted-average common shares outstanding:
Basic	67,256	66,779	67,095	67,181
Diluted	67,256	66,779	67,095	67,181
Loss per share:
Basic	$(0.37)	$(0.09)	$(12.10)	$(0.22)
Diluted	(0.37)	(0.09)	(12.10)	(0.22)

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	June 30, 2020	December 31, 2019
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$56,945	$13,549
Accounts receivable, net	74,553	101,762
Prepaid expenses	7,065	6,526
Other current assets	2,959	603
Total current assets	141,522	122,440
Property and equipment, net	40,674	43,696
Goodwill	—	505,885
Intangible assets, net	878,943	1,329,499
Investments and other assets	16,503	26,471
Total assets	$1,077,642	$2,027,991
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$14,404	$12,431
Accrued compensation	10,796	16,738
Current portion of long-term debt	29,780	31,391
Other accrued liabilities	40,019	38,246
Total current liabilities	94,999	98,806
Noncurrent liabilities:
Long-term debt	609,066	611,277
Deferred tax liability	—	132,996
Other noncurrent liabilities	44,796	43,844
Total noncurrent liabilities	653,862	788,117
Total liabilities	748,861	886,923
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 67,200 and 66,764 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	672	668
Additional paid-in capital	1,521,062	1,515,109
Accumulated deficit	(1,179,145)	(367,067)
Accumulated other comprehensive loss	(13,808)	(7,642)
Total stockholders' equity	328,781	1,141,068
Total liabilities and stockholders' equity	$1,077,642	$2,027,991

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(812,078)	$(15,057)
Adjustments to reconcile Net loss to Net cash provided by operating activities:
Depreciation	11,599	9,078
Amortization of intangible assets	50,555	48,713
Amortization of unfavorable contracts liability	—	(12,600)
Goodwill and intangible asset impairment	905,885	—
Impairment of non-marketable security	9,447	—
Unrealized gain on interest rate swap	(558)	—
Amortization of accumulated other comprehensive loss on interest rate swap	300	—
Stock-based compensation	6,266	6,329
Deferred income taxes	(133,064)	(18,260)
Provision for doubtful accounts	2,846	2,165
Amortization of debt issuance costs	1,377	632
Other, net	142	495
Changes in operating assets and liabilities:
Accounts receivable	24,363	11,559
Prepaid expenses	(540)	1,348
Other current assets	(2,368)	10,225
Other assets	589	(16,550)
Accounts payable	1,973	1,909
Accrued compensation	(5,942)	(6,231)
Other accrued liabilities	(933)	10,301
Other noncurrent liabilities	(2,230)	16,699
Net cash provided by operating activities	57,629	50,755
Cash flows from investing activities:
Purchase of property and equipment	(8,725)	(9,354)
Other, net	—	(599)
Net cash used in investing activities	(8,725)	(9,953)
Cash flows from financing activities:
Proceeds from revolving loan borrowings	165,000	10,000
Payments of debt issuance costs and other fees	(3,324)	—
Payments of long-term debt	(166,875)	(26,250)
Stock-based compensation plans, net	(309)	(295)
Repurchases of common stock	—	(40,000)
Other	—	(181)
Net cash used in financing activities	(5,508)	(56,726)
Net increase (decrease) in cash and cash equivalents	43,396	(15,924)
Cash and cash equivalents at beginning of period	13,549	25,463
Cash and cash equivalents at end of period	$56,945	$9,539
Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$318	$53
Cash paid for interest	13,889	14,916

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Reconciliation of Net loss to Adjusted EBITDA

Net loss	$(24,644)	$(6,026)	$(812,078)	$(15,057)
Interest expense, net	7,924	7,711	15,450	15,277
Income tax expense (benefit)	53	(672)	(134,603)	(3,142)
Depreciation and amortization	31,193	29,666	62,154	57,791
Goodwill and intangible asset impairment	—	—	905,885	—
Stock-based compensation	4,376	3,465	6,287	6,564
Write-off of long-lived assets and other	95	529	9,578	640
Severance, transformation and other exit costs	4,764	1,058	6,168	7,511
Transaction-related costs	20	2,579	117	4,623
Costs associated with the stockholder activist campaign	—	5,225	—	7,920
Unrealized gain on interest rate swap	(558)	—	(558)	—
Adjusted EBITDA*	$23,223	$43,535	$58,400	$82,127

Reconciliation of Net loss to Adjusted net income

Net loss	$(24,644)	$(6,026)	$(812,078)	$(15,057)
Amortization of intangible assets	25,277	24,621	50,555	48,713
Goodwill and intangible asset impairment	—	—	905,885	—
Stock-based compensation	4,376	3,465	6,287	6,564
Write-off of long-lived assets and other	95	529	9,578	640
Severance, transformation and other exit costs	4,764	1,058	6,168	7,511
Transaction-related costs	20	2,579	117	4,623
Costs associated with the stockholder activist campaign	—	5,225	—	7,920
Unrealized gain on interest rate swap	(558)	—	(558)	—
Tax impact of adjustments	(1,366)	(11,501)	(136,226)	(20,218)
Adjusted net income*	$7,964	$19,950	$29,728	$40,696
Adjusted net income per share, diluted	$0.12	$0.30	$0.44	$0.60
Weighted-average common shares outstanding, diluted**	67,875	67,007	67,563	67,628

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$28,737	$12,366	$57,629	$50,755
Purchase of property and equipment	(2,970)	(5,991)	(8,725)	(9,354)
Free cash flow	$25,767	$6,375	$48,904	$41,401

* There was no unfavorable contract liability amortization during 2020 as it was fully amortized as of September 30, 2019. Additionally for 2019, amortization of unfavorable contracts liability is not adjusted out of Adjusted EBITDA or Adjusted net income.

** Weighted-average common shares outstanding, diluted, includes shares excluded from GAAP loss per share due to the net loss position for the three and six months ended June 30, 2020 and June 30, 2019.

Cars.com Inc.
Supplemental Information
(In thousands)
(Unaudited)

Expense category for the Three Months Ended June 30, 2020:
	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$22,912	$—	$(164)	$22,748
Product and technology	12,031	—	(921)	11,110
Marketing and sales	32,036	—	(983)	31,053
General and administrative	16,460	(4,879)	(2,308)	9,273
Affiliate revenue share	4,601	—	—	4,601
Depreciation and amortization	31,193	—	—	31,193
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$119,233	$(4,879)	$(4,376)	$109,978

Total nonoperating expense, net	$(7,367)	$—	$—	$(7,367)

(1) Includes severance, transformation and other exit costs, write-off of long-lived assets and other, and transaction-related costs.

Expense category for the Three Months Ended June 30, 2019:
	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$24,319	$—	$(80)	$24,239
Product and technology	15,339	—	(788)	14,551
Marketing and sales	53,740	—	(553)	53,187
General and administrative	21,963	(9,391)	(2,044)	10,528
Affiliate revenue share	2,176	—	—	2,176
Depreciation and amortization	29,666	—	—	29,666
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$147,203	$(9,391)	$(3,465)	$134,347

Total nonoperating expense, net	$(7,702)	$—	$—	$(7,702)

(1) Includes costs associated with the stockholder activist campaign, transaction-related costs, severance, transformation and other exit costs, write-off of long-lived assets and other.

Expense category for the Six Months Ended June 30, 2020:
	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$48,942	$—	$(201)	$48,741
Product and technology	26,904	—	(1,487)	25,417
Marketing and sales	86,958	—	(1,479)	85,479
General and administrative	30,577	(6,416)	(3,120)	21,041
Affiliate revenue share	10,970	—	—	10,970
Depreciation and amortization	62,154	—	—	62,154
Goodwill and intangible asset impairment	905,885	(905,885)	—	—
Total operating expenses	$1,172,390	$(912,301)	$(6,287)	$253,802

Total nonoperating expense, net	$(24,394)	$9,447	$—	$(14,947)

(1) Includes write-off and impairments of goodwill, intangible assets and other long-lived assets and other, severance, transformation and other exit costs, and transaction-related costs.

Expense category for the Six Months Ended June 30, 2019:
	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$49,898	$—	$(147)	$49,751
Product and technology	33,202	—	(1,551)	31,651
Marketing and sales	114,083	—	(998)	113,085
General and administrative	45,851	(20,694)	(3,868)	21,289
Affiliate revenue share	4,630	—	—	4,630
Depreciation and amortization	57,791	—	—	57,791
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$305,455	$(20,694)	$(6,564)	$278,197

Total nonoperating expense, net	$(15,149)	$—	$—	$(15,149)

(1) Includes costs associated with the stockholder activist campaign, severance, transformation and other exit costs, transaction-related costs, write-off of long-lived assets and other.